NEWS RELEASE

For Immediate Release
November 7, 2013
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR THIRD QUARTER 2013
RALEIGH, N.C. -- First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ended September 30, 2013, of $41.0 million, compared to $39.5 million for the corresponding period of 2012, according to Frank B. Holding, Jr., chairman of the board. The increase in net income in 2013 reflects significantly lower provision for loan and lease losses, partially offset by lower net interest income, both of which primarily relate to acquired loans.
Per share income for the third quarter of 2013 totaled $4.26, compared to $3.85 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.76 percent and an annualized return on average equity of 8.32 percent, compared to respective returns of 0.74 percent and 8.08 percent for the same period of 2012.
For the first nine months of 2013, net income totaled $140.5 million, compared to $112.6 million during the same period of 2012, the result of lower provision for loan and lease losses, partially offset by lower net interest income.
Net income for 2013 represents $14.60 per share outstanding, compared to $10.96 per share for 2012. The annualized return on average assets was 0.89 percent for the first nine months of 2013, compared to 0.72 percent for the same period of 2012. The annualized return on shareholders' equity was 9.79 percent and 7.89 percent for the respective periods.
THIRD QUARTER FINANCIAL HIGHLIGHTS

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Asset quality remains strong and is improving. The provision for loan and lease losses improved $25.3 million during the third quarter of 2013 when compared to the same period of 2012, primarily due to the reversal of previously recorded impairment on acquired loans and lower current impairment on originated loans. Net charge-offs totaled $12.8 million for the third quarter of 2013, compared to $14.0 million during the same period of 2012.

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The six FDIC-assisted transactions completed between 2009 and 2011 continue to have a material impact on earnings. Significant variances affecting earnings during the third quarter of 2013 compared to the same period a year ago include:

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$19.8 million of noninterest income related to recoveries of acquired loan balances previously charged off, net of amounts shared with the FDIC under loss share agreements, compared to $3.2 million recognized during the third quarter of 2012;

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$12.6 million credit to provision for loan and lease losses in 2013, reflecting the continued resolution of problem acquired loans, compared to provision expense of $10.2 million recorded during the third quarter of 2012;

▪	$47.9 million in acquired loan accretion income, compared to $67.6 million during the third quarter of 2012, as the acquired loan portfolio continues to decline due to repayments.

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BancShares' liquidity position continues to be very strong. As of September 30, 2013, BancShares' free liquidity position exceeded $3.84 billion. Average investment securities increased $289.7 million, or 5.9 percent, compared to the third quarter of 2012.

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BancShares remains well-capitalized with a tier 1 leverage capital ratio of 9.84 percent at September 30, 2013, up 61 basis points from December 31, 2012. Both the total risk-based capital and tier 1 risk-based capital ratios increased from December 31, 2012, to levels of 16.54 percent and 15.04 percent at September 30, 2013, respectively. First Citizens BancShares remains committed to effectively managing capital to protect depositors, creditors and shareholders.

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Originated loans increased $308.5 million, or 2.7 percent, from December 31, 2012, to September 30, 2013. Originated commercial mortgage loans grew $278.8 million, or 4.6 percent, since December 31, 2012.

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Acquired loan balances continue to decline due to resolution of problem assets and repayments of performing loans. Acquired loan balances totaled $1.19 billion at September 30, 2013, down $621.0 million since December 31, 2012.

•	Cash dividends of $0.30 per share were declared during the third quarter of 2013, consistent with cash dividends declared during 2012.
LOANS AND DEPOSITS
Originated loan growth improved significantly during the third quarter. Originated loans totaled $11.88 billion at September 30, 2013, an increase of $308.5 million, or 2.7 percent, from December 31, 2012, and up $229.1 million, or 2.0 percent, since June 30, 2013. Originated loan demand was particularly strong among commercial mortgage loans.
Acquired loans totaled $1.19 billion at September 30, 2013, compared to $1.81 billion at December 31, 2012. The acquired loan portfolio continues to decline, primarily due to repayments.
At September 30, 2013, total deposits equaled $18.06 billion, a decrease of $22.7 million since December 31, 2012. BancShares continues to experience a reduction in time deposits, which have declined $529.7 million since December 31, 2012, and increases in demand deposits due to shifting customer demand. As of September 30, 2013, noninterest-bearing deposits have increased $437.4 million since December 31, 2012.
NET INTEREST INCOME
Third quarter net interest income decreased $36.2 million, or 16.8 percent, from the same period of 2012 while year-to-date net interest income decreased $88.1 million, or 13.5 percent. The third quarter and year-to-date reductions resulted from acquired loan shrinkage. The taxable-equivalent net yield on interest-earning assets decreased 84 basis points to 3.67 percent when compared to the third quarter of 2012, and 73 basis points to 3.90 percent year-to-date, due to an unfavorable rate variance and the impact of proceeds from loan repayments being invested in lower-yielding investment securities.
Average interest-earning assets increased $369.5 million, or 1.9 percent, for the third quarter and $437.3 million, or 2.3 percent, year-to-date, from the same period of 2012. Average investment securities increased $635.4 million and average overnight investments increased $241.6 million, while average loans decreased $439.7 million during the first nine months of 2013, when compared to the same period of 2012. The reduction in higher-yielding acquired loans and the buildup of lower-yielding investment securities and overnight investments contributed to a $44.0 million reduction in interest income during the third quarter of 2013, when compared to the same period of 2012. The year-to-date reduction in interest income, primarily resulting from the change in asset mix, totaled $116.8 million.
Average interest-bearing liabilities decreased $430.6 million, or 3.0 percent, during the third quarter of 2013, and $410.6 million, or 2.9 percent, for the first nine months of 2013, when compared to the same periods of 2012. The decreases result from significant reductions in time deposits and lower long-term obligations resulting from the July 2012 redemption of $150.0 million in trust preferred securities. The rate on interest-bearing liabilities fell 21 basis points from the third quarter of 2012 to 0.39 percent during the third quarter and 25 basis points to 0.42 percent for the first nine months of 2013. The reduction was principally due to the redemption of the trust preferred securities and an improved mix of demand deposits versus time deposits.
PROVISION FOR LOAN AND LEASE LOSSES
BancShares recorded a $7.7 million credit to provision for loan and lease losses during the third quarter and a $39.5 million credit for the first nine months of 2013, compared to provision expense of $17.6 million during the third quarter and $78.0 million for the first nine months of 2012. The credit to provision expense related to acquired loans totaled $12.6 million during the third quarter and $50.7 million for the first nine months of 2013, compared to provision expense of $10.2 million and $38.5 million during the respective periods of 2012, a $22.8 million and $89.2 million favorable change. The significant reduction in provision expense for acquired loans resulted from unexpected payoffs that resulted in reversal of previously identified impairment for post-acquisition deterioration. Net charge-offs resulting from post-acquisition deterioration of acquired loans equaled $4.4 million during the third quarter of 2013, compared to $7.5 million for the third quarter of 2012, and $29.7 million for the first nine months of 2013, compared to $37.3 million for the first nine months of 2012.

Provision expense for originated loans totaled $4.9 million during the third quarter and $11.2 million for the first nine months of 2013, compared to $7.4 million during the third quarter and $39.5 million for the first nine months of 2012, a reduction of $2.5 million and $28.3 million, respectively, resulting from credit quality improvements in the originated commercial loan portfolio. Net charge-offs on originated loans equaled $8.4 million during the third quarter and $19.3 million during the first nine months of 2013, compared to $6.5 million and $34.3 million for the respective periods in 2012. On an annualized basis, originated loan net charge-offs represented 0.28 percent and 0.22 percent of average originated loans and leases for the third quarter and first nine months of 2013, compared to 0.22 percent and 0.40 percent for the same periods of 2012.

NONINTEREST INCOME
Noninterest income for the third quarter of 2013 equaled $71.9 million, compared to $51.8 million in the comparable period of 2012. The $20.1 million increase during 2013 includes a $16.5 million increase in recoveries of acquired loan balances previously charged off, net of amounts shared with the FDIC under loss share agreements. BancShares also noted a $1.7 million improvement in merchant services income with smaller increases recorded in cardholder services, wealth management services and mortgage income. Partially offsetting the third quarter 2013 increase was a $6.4 million increase in the unfavorable adjustments to the FDIC receivable, primarily related to higher amortization resulting from post-acquisition improvements. Compared to the same period of 2012, fees from processing services declined $5.0 million during the third quarter of 2013 due to the first quarter 2013 sale of a large portion of the client bank processing services business.
For the nine-month period, noninterest income equaled $194.4 million for 2013, compared to $156.1 million for 2012, resulting from an increase in recoveries of acquired loan balances previously charged off, net of amounts shared with the FDIC. The 2013 increase also reflects $7.5 million relating to the sale of a large portion of our client bank processing service relationships, offset by a $10.4 million reduction in the year-to-date fees generated by that business during 2013. Year-to-date noninterest income also benefited from a $5.0 million increase in mortgage income, a $4.3 million increase in merchant services income, a $2.3 million increase in wealth management services income and a $2.3 million increase in cardholder services income.
NONINTEREST EXPENSE
Noninterest expense increased $2.1 million in the third quarter of 2013 to $192.1 million, compared to $190.1 million in the third quarter of 2012. The third quarter increase is a result of higher employee benefits, consulting and advertising expense, partially offset by a decrease in foreclosure-related expenses. The higher employee benefits expense reflects higher pension cost resulting from a lower discount rate used to calculate the 2013 benefit obligation. Third quarter 2012 included a $3.6 million prepayment penalty related to the early redemption of $150.0 million of trust preferred securities.

For the nine-month period, noninterest expense totaled $575.1 million, an increase of $6.9 million over 2012, resulting from a $10.6 million increase in employee benefit expense, a $5.1 million increase in cardholder loyalty expense and a $5.0 million increase in consulting expense resulting from various technology and strategic initiatives. These increases were partially offset by a $15.2 million reduction in foreclosure-related expenses.
INCOME TAXES
Income tax expense totaled $25.7 million and $20.0 million for the third quarter of 2013 and 2012, representing effective tax rates of 38.5 percent and 33.6 percent during the respective periods. Income tax expense totaled $82.0 million and $49.0 million for the nine months ended September 30, 2013, and 2012, respectively. The effective tax rates were 36.9 percent and 30.3 percent for the respective nine-month periods.
The increased effective tax rate for the third quarter of 2013 primarily results from higher tax expense triggered by revaluation of BancShares' deferred tax asset at lower-enacted corporate state tax rates in North Carolina. The lower year-to-date effective tax rate for 2012 reflects a $6.4 million credit to tax expense recorded during the second quarter of 2012, resulting from the favorable outcome of state tax audits for the period 2008-2010, net of additional federal taxes.
NONPERFORMING ASSETS
As of September 30, 2013, BancShares’ nonperforming assets amounted to $195.1 million, or 1.48 percent, of total loans and leases plus other real estate owned (OREO), compared to $310.4 million, or 2.3 percent, at December 31, 2012, and $379.4 million, or 2.8 percent, at September 30, 2012. Of the $195.1 million in nonperforming assets at September 30, 2013, $88.0 million relates to acquired loans and covered OREO, and $107.2 million results from originated loans. Originated nonperforming assets represented 0.9 percent of originated loans and leases plus OREO as of September 30, 2013, compared to 1.1 percent at December 31, 2012, and 1.0 percent at September 30, 2012, primarily due to continuing reductions in nonaccrual loans.
Acquired nonperforming assets declined $89.1 million since December 31, 2012, due to problem asset resolutions that have resulted in reductions in both nonaccrual loans and OREO. Acquired nonperforming assets declined significantly from September 30, 2012, due to a large reduction in loans accounted for on the cost recovery method during late 2012 as those loans were deployed to an acquired loan accounting system. The acquired loan accounting system has improved the ability to forecast the timing and amount of future cash flows, resulting in more acquired loans accreting income under existing accounting standards.
COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations for 2013 and 2012 is affected by earlier FDIC-assisted transactions. Various post-acquisition adjustments to the carrying value of acquired assets create potential volatility in net interest income, provision for loan and lease losses, and noninterest income. Accretable fair value discounts recorded on acquired loans are recognized in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and recognized as interest income over the remaining life of the loan. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality subsequently improves, previously-established allowances are reversed with a credit to provision for loan and lease losses. Recoveries of amounts previously charged off are recognized as noninterest income.
For acquired loans and OREO covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income. Increases to the FDIC receivable resulting from post-acquisition deterioration are recognized immediately. However, reductions in the FDIC receivable resulting from post-acquisition improvements are recognized prospectively over the shorter of the covered asset's remaining life or the relevant loss share agreement.

ABOUT FIRST CITIZENS BANCSHARES
As of September 30, 2013, BancShares had total assets of $21.5 billion. BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 17 states and the District of Columbia, including telephone banking, online banking, mobile banking and ATMs.
For more information, visit First Citizens' website at firstcitizens.com.
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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30
(thousands, except share data; unaudited)	2013	2012	2013	2012
Interest income	$192,634	$236,674	$607,164	$723,945
Interest expense	13,451	21,318	43,571	72,205
Net interest income	179,183	215,356	563,593	651,740
Provision for loan and lease losses	(7,683)	17,623	(39,531)	78,005
Net interest income after provision for loan and lease losses	186,866	197,733	603,124	573,735
Noninterest income	71,918	51,842	194,426	156,081
Noninterest expense	192,143	190,077	575,065	568,205
Income before income taxes	66,641	59,498	222,485	161,611
Income taxes	25,659	19,974	82,012	49,009
Net income	$40,982	$39,524	$140,473	$112,602
Taxable-equivalent net interest income	$179,823	$216,069	$565,566	$654,028
Net income per share	$4.26	$3.85	$14.60	$10.96
Cash dividends per share	0.30	0.30	0.90	0.90
Profitability information (annualized)
Return on average assets	0.76%	0.74%	0.89%	0.72%
Return on average equity	8.32	8.08	9.79	7.89
Taxable-equivalent net yield on interest-earning assets	3.67	4.51	3.90	4.63

CONDENSED BALANCE SHEETS

(thousands, except share data; unaudited)	September 30, 2013	December 31, 2012	September 30, 2012
Assets
Cash and due from banks	$569,118	$639,730	$606,107
Overnight investments	1,354,131	443,180	688,196
Investment securities	5,162,598	5,227,570	5,013,500
Loans and leases:
Acquired	1,188,281	1,809,235	1,897,097
Originated	11,884,585	11,576,115	11,455,233
Less allowance for loan and lease losses	237,799	319,018	276,554
Receivable from FDIC for loss share agreements	100,553	270,192	329,619
Other assets	1,489,885	1,636,648	1,546,148
Total assets	$21,511,352	$21,283,652	$21,259,346
Liabilities and shareholders' equity
Deposits	$18,063,319	$18,086,025	$17,893,215
Other liabilities	1,465,976	1,333,620	1,392,007
Shareholders' equity	1,982,057	1,864,007	1,974,124
Total liabilities and shareholders' equity	$21,511,352	$21,283,652	$21,259,346
Book value per share	$206.06	$193.75	$192.49

SELECTED AVERAGE BALANCES

	Three months ended September 30		Nine months ended September 30
(thousands, except shares outstanding; unaudited)	2013	2012	2013	2012
Total assets	$21,260,384	$21,119,099	$21,211,970	$21,021,185
Investment securities	5,177,729	4,888,047	5,179,112	4,543,710
Loans and leases	13,111,710	13,451,164	13,189,054	13,628,759
Interest-earning assets	19,428,949	19,059,474	19,314,888	18,877,582
Deposits	17,856,882	17,755,974	17,895,842	17,641,188
Interest-bearing liabilities	13,757,983	14,188,609	13,950,808	14,361,373
Shareholders' equity	1,953,128	1,945,263	1,918,870	1,906,513
Shares outstanding	9,618,941	10,264,159	9,618,955	10,273,082

CAPITAL INFORMATION

(dollars in thousands; unaudited)	September 30, 2013	December 31, 2012	September 30, 2012
Tier 1 capital	$2,084,140	$1,949,985	$2,028,724
Total capital	2,292,047	2,179,370	2,255,932
Risk-weighted assets	13,860,108	13,663,353	13,446,501
Tier 1 capital ratio	15.04%	14.27%	15.09%
Total capital ratio	16.54	15.95	16.78
Leverage capital ratio	9.84	9.23	9.67

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL) AND ASSET QUALITY DISCLOSURES

	2013			2012		Nine months ended September 30
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter	2013	2012
	(dollars in thousands)
ALLL at beginning of period	$258,316	$273,019	$319,018	$276,554	$272,929	$319,018	$270,144
Reclassification of reserve for unfunded commitments to ALLL (1)	—	7,368	—	—	—	7,368	—
Provision for loan and lease losses:
Acquired loans	(12,615)	(15,473)	(22,622)	62,332	10,226	(50,710)	38,505
Originated loans	4,932	2,231	4,016	2,548	7,397	11,179	39,500
Net charge-offs of loans and leases:
Charge-offs	(14,628)	(10,960)	(28,944)	(23,969)	(15,196)	(54,532)	(76,506)
Recoveries	1,794	2,131	1,551	1,553	1,198	5,476	4,911
Net charge-offs of loans and leases	(12,834)	(8,829)	(27,393)	(22,416)	(13,998)	(49,056)	(71,595)
ALLL at end of period	$237,799	$258,316	$273,019	$319,018	$276,554	$237,799	$276,554
ALLL at end of period allocated to loans and leases:
Acquired	$59,517	$76,534	$96,473	$139,972	$90,507	$59,517	$90,507
Originated	178,282	181,782	176,546	179,046	186,047	178,282	186,047
ALLL at end of period	$237,799	$258,316	$273,019	$319,018	$276,554	$237,799	$276,554
Net charge-offs of loans and leases:
Acquired	$4,402	$4,466	$20,877	$12,867	$7,516	$29,745	$37,261
Originated	8,432	4,363	6,516	9,549	6,482	19,311	34,336
Total net charge-offs	$12,834	$8,829	$27,393	$22,416	$13,998	$49,056	$71,597
Reserve for unfunded commitments (1)	$375	$376	$7,744	$7,692	$7,999	$375	$7,999
Average loans and leases:
Acquired	1,310,010	1,535,796	1,697,776	1,825,491	1,916,305	1,513,113	2,076,756
Originated	11,801,700	11,631,784	11,592,052	11,532,437	11,534,859	11,675,941	11,552,003
Loans and leases at period-end:
Acquired	1,188,281	1,443,336	1,621,327	1,809,235	1,897,097	1,188,281	1,897,097
Originated	11,884,585	11,655,469	11,509,080	11,576,115	11,455,233	11,884,585	11,455,233
Risk Elements
Nonaccrual loans and leases:
Acquired	$29,194	$46,892	$43,882	$74,479	$142,696	$29,194	$142,696
Originated	66,840	69,133	82,583	89,845	75,255	66,840	75,255
Other real estate:
Covered under loss share agreements	58,769	84,833	101,901	102,577	116,405	58,769	116,405
Not covered under loss share agreements	40,338	36,942	44,828	43,513	45,063	40,338	45,063
Total nonperforming assets	$195,141	$237,800	$273,194	$310,414	$379,419	$195,141	$379,419
Nonperforming assets acquired	$87,963	$131,725	$145,783	$177,056	$259,101	$87,963	$259,101
Nonperforming assets originated	107,178	106,075	127,411	133,358	120,318	107,178	120,318
Total nonperforming assets	$195,141	$237,800	$273,194	$310,414	$379,419	$195,141	$379,419
Accruing loans and leases greater than 90 days past due:
Acquired	$205,847	$253,935	$278,687	$281,000	$248,573	$205,847	$248,573
Originated	9,363	11,187	12,301	11,272	14,071	9,363	14,071
Ratios
Net charge-offs (annualized) to average loans and leases:
Acquired	1.33%	1.17%	4.99%	2.80%	1.56%	2.63%	2.40%
Originated	0.28	0.15	0.23	0.33	0.22	0.22	0.40
ALLL to total loans and leases:
Acquired	5.01	5.30	5.95	7.74	4.77	5.01	4.77
Originated	1.50	1.56	1.53	1.55	1.62	1.50	1.62
Nonperforming assets to total loans and leases plus other real estate:
Acquired	7.05	8.62	8.46	9.26	12.87	7.05	12.87
Originated	0.90	0.91	1.10	1.15	1.05	0.90	1.05
Total	1.48	1.80	2.06	2.29	2.81	1.48	2.81
(1) During the second quarter of 2013, BancShares implemented refinements to the ALLL that included estimated losses on unfunded commitments. As a result of these refinements, $7.4 million of the balance previously reported as a reserve of unfunded commitments was reclassified to the ALLL.